Exhibit 99.1

April 14, 2010

Investors May Contact:

Kevin Stitt, Bank of America, 1.704.386.5667

Lee McEntire, Bank of America, 1.704.388.6780

Reporters May Contact:

Jerry Dubrowski, Bank of America, 1.980.388.2840

jerome.f.dubrowski@bankofamerica.com

Bank of America Names Charles H. Noski Chief Financial Officer

CHARLOTTE – Bank of America today announced that Charles H. Noski has been named executive vice president and chief financial officer of the corporation, effective May 11.

“Chuck brings business leadership, financial acumen, and a global perspective after years of experience with some of the world’s most successful brand-name companies across multiple industries,” said Bank of America President and Chief Executive Officer Brian Moynihan. “On behalf of our management team and associates, I am eager to have him join our team and confident he will fit right in as we continue to build our integrated businesses around serving customers and delivering long-term shareholder value.”

Noski was most recently chief financial officer and corporate vice president of Northrop Grumman Corp. Previously, he was vice chairman of the board of directors, and senior executive vice president and chief financial officer of AT&T Corp. He has also been president and chief operating officer, and vice chairman and chief financial officer of Hughes Electronics Corp., and executive vice president and chief financial officer of United Technologies Corp. Noski began his career at accounting firm Haskins & Sells (now Deloitte & Touche) where he served for 17 years and was named partner.

He has been a director of Morgan Stanley, Air Products & Chemicals, Inc., Automatic Data Processing, Inc., AT&T Corp., and Northrop Grumman Corp. Prior to joining Northrop, Noski was a senior advisor to The Blackstone Group.

“I am honored and excited to be joining Bank of America,” Noski said. “Over the years I have watched Bank of America grow into one of the world’s leading financial services companies, and I look forward to working with the management team to build on all that has been accomplished.”

More

Noski is a member of the American Institute of Certified Public Accountants and Financial Executives International, and is a past member of the Financial Accounting Standards Advisory Council of the FASB and the Standing Advisory Group of the Public Company Accounting Oversight Board. Noski also serves as a director of Microsoft Corp. and the Performing Arts Center of Los Angeles County.

A native Californian, Noski, 57, has bachelor’s and master’s degrees and an honorary doctorate from California State University, Northridge.

At Bank of America, Noski will be responsible for all Finance functions as well as Corporate Treasury, Global Corporate Strategy Planning and Development, Investor Relations, Corporate Investments, and Global Principal Investments. He will become a member of the senior management team and be based in Charlotte.

Bank of America

Bank of America is one of the world’s largest financial institutions, serving individual consumers, small- and middle-market businesses and large corporations with a full range of banking, investing, asset management and other financial and risk management products and services. The company provides unmatched convenience in the United States, serving approximately 59 million consumer and small business relationships with approximately 6,000 retail banking offices, more than 18,000 ATMs and award-winning online banking with nearly 30 million active users. Bank of America is among the world’s leading wealth management companies and is a global leader in corporate and investment banking and trading across a broad range of asset classes, serving corporations, governments, institutions and individuals around the world. Bank of America offers industry-leading support to more than 4 million small business owners through a suite of innovative, easy-to-use online products and services. The company serves clients in more than 150 countries. Bank of America Corporation stock (NYSE: BAC) is a component of the Dow Jones Industrial Average and is listed on the New York Stock Exchange.

www.bankofamerica.com

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